Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made effective as of May 3, 2006, between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and A. Glenn Patterson (“Employee”).
W I T N E S S E T H:
     Whereas, Employee is employed by the Company as President and Chief Operating Officer and has elected to step down from such positions, at the close of business on May 3, 2006;
     Whereas, Employee possesses business knowledge and expertise which may be of substantial assistance to the Company based on his long tenure with the Company; and
     Whereas, the Company desires that Employee continue his employment with the Company on a part-time basis, on the terms and conditions set forth below.
     Now Therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree:
     1. Employment. The Company hereby agrees to employ Employee as a part-time employee, and Employee agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement.
     2. Term. Subject to the provision for earlier termination set forth in Section 5 hereof, the term of Employee’s employment under this Agreement shall begin on May 4, 2006 and continue to, and including May 3, 2011.
     3. Duties and Responsibilities.
          (a) During the term of this Agreement, the Company shall employ the Employee with respect to matters set forth in Section 3(b). The Employee shall make himself available to the Company for approximately forty (40) hours each calendar month to render such advice and assistance regarding the services as may be reasonably requested of Employee by the Company. While Employee and Company agree that the circumstances might reasonably require Employee to work more than forty (40) hours in any given calendar month, in no event shall the average number of hours required by the Company to be worked by Employee during any calendar year during the term of this Agreement exceed an average forty (40) hours per month without the Employee’s consent.
          (b) Employee will report to the Chief Executive Officer of the Company and agrees to provide such services to the Company as the Company may from time to time request during the term of this Agreement, regarding (i) advising Chief Executive Officer with respect to personnel matters related to the recruiting and retention of employees; (ii) assisting the Company with customer and prospective customer opportunities and relations and (iii) any other matters reasonably requested by the Chief Executive Officer.

          (c) Employee will comply with all applicable laws, corporate documents governing the conduct of the business and affairs of the Company, and policies of the Company.
     4. Compensation.
          (a) Salary. As compensation for the services to be rendered by Employee during the term of this Agreement, Employee shall be entitled to receive a salary at an annual rate of $250,000 (the “Consulting Fee”), payable in accordance with the Company’s normal payroll practice for corporate officers.
          (b) Reimbursement of Expenses. The Company agrees to promptly reimburse Employee for all appropriately documented, reasonable travel and other business expenses incurred by Employee in the course of providing services requested by the Company or otherwise incurred in his capacity as an Employee.
     5. Termination of Employment.
          (a) Death or Disability. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death or permanent disability. For purposes of this Agreement, Employee shall be deemed to be “permanently disabled” if Employee shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of ninety (90) days or more. If there should be a dispute between the Company and Employee as to Employee’s disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician shall be designated by Cooper Clinic in Dallas, Texas. The parties agree to be bound by the final decision of such physician.
          (b) By the Company. The Company may terminate Employee’s employment under this Agreement at any time if such termination is “for cause”, as defined below, by delivering to Employee written notice describing the cause of termination ten (10) days before the effective date of such termination and by granting Employee at least ten (10) days to cure the cause (except with regard to matters which are not able to be cured as to which no such period to cure shall be required).
               “For cause” shall be limited to the occurrence of the following events:
(i)	Failure, or absence of a good faith effort, by Employee to adhere to the terms of this Agreement after thirty (30) days written notice and an opportunity to cure,

(ii)	Gross negligence on the part of Employee,

(iii)	Employee is involved in fraudulent acts against the Company or is indicted for or convicted of a criminal act that is injurious to the Company or its reputation, or

(iv)	Employee shall knowingly and intentionally disparage the Company or its executive management in a manner that is injurious to Company or its reputation or adversely affects the Company’s relationship with its customers or employees.
     6. Proprietary Information.
          (a) Confidential Treatment. Employee acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment by the Company or otherwise, “Proprietary Information” (as defined below) of the Company which is of a confidential or trade secret nature, and all of which has a great value of the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, Employee agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it and from using, copying or duplicating it in any way by any means whatsoever. Employee further agrees that he will not use or disclose the Proprietary Information to any person or entity without the prior written consent of the Company. “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to any business interests of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.
          (b) Property of the Company. Upon the termination of Employee’s employment with the Company, Employee shall surrender to the Company any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in his possession which contain Proprietary Information relating to the business, prospects or plans of the Company or its affiliates. Employee acknowledges that all Proprietary Information and other property of the Company or any affiliate thereof which Employee accumulates during his engagement are the property of the Company and shall be returned to the Company immediately upon termination of this Agreement.
          (c) Cooperation. Employee agrees that following any termination of his employment with the Company, he will not make or disclose or cause to be made or disclosed any negative, adverse or derogatory comments or information of a substantial nature about the Company or its affiliates, the management of the Company or its affiliates, any product or service provided by the Company or its affiliates or the future prospects of the Company or its affiliates unless required by court order. The Company may seek the assistance, cooperation or testimony of Employee following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Employee and related to his engagement by the Company, and in any instance, Employee shall provide such assistance, cooperation or testimony and the Company shall pay Employee’s reasonable costs and expenses in connection therewith.
          (d) Breach. In the event of a breach or a threatened breach of the terms of this Section by Employee, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction or a decree for specific performance, in accordance with the provisions hereof, without showing any actual damage or that monetary damages would not provide adequate remedy and without any bond or other security being required.

          7. Non-Competition. Employee hereby covenants and agrees that, for so long as he is employed under this Agreement and for three (3) years following the termination of his employment hereunder, Employee will not compete with the Company in the United States or Canada with respect to any business conducted by the Company during the term of this Agreement (the “Businesses”) unless he has received prior written approval from the Company, which approval shall be in the sole and absolute discretion of the Company. For purposes of this Agreement, the term “compete” shall include (a) being a shareholder, member, owner, director, officer, employee, agent, consultant or advisor of, with or to, any legal entity that engages in any one or more of the Businesses; provided that the foregoing shall not prohibit the Employee from owning less than 1% of the common stock of a publicly traded company that engages in one or more of the Businesses, (b) personally engaging in one or more of the Businesses and (c) soliciting any employee, vendor or customer of the Company to terminate or otherwise adversely change its business relationship with the Company. In the event of a breach or a threatened breach of the terms of this Section by Employee, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction or a decree of specific performance, in accordance with the provisions hereof, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required. In the event of litigation to enforce this covenant, the courts are hereby specifically authorized to reform this covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law.
          8. Prior Agreements. This Agreement supersedes all other agreements between the Company and Employee relating to his employment by the Company, including the agreements relating to payments upon a change of control; provided that it does not change or otherwise affect agreements related to stock options or restricted stock or stock units granted to him.
          9. Notice. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed first-class, postage prepaid, registered or certified mail, or (ii) sent by overnight courier, telegram, telex, facsimile, telecommunication or other similar form of communication (with receipt confirmed), as follows:

To the Company:	Patterson-UTI Energy, Inc.
Attention: Chief Executive Officer
4510 Lamesa Highway
Snyder, Texas 79549

Copy to:

Michael W. Conlon
Fulbright & Jaworski L.L.P.
1301 McKinney
Suite 5100
Houston, Texas 77010-3095

To the Employee	A. Glenn Patterson
P.O. Box 205
Snyder, Texas 79550
or to such other address and to the attention of such other person(s) or officer(s) as any party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third business day following the day of mailing. Any notice sent by overnight courier, telegram, telex, facsimile, telecommunication or other similar form of communication (with receipt confirmed) shall be deemed to have been given and received on the next business day following the day such communication is sent.
     10. References to the Company. References in this Agreement to the Company in the context of providing services to the Company in Section 3, in Section 5(b)(iii) and (iv), in Section 6, and in Section 7, shall include all subsidiaries of the Company.
     11. Nonassignment. This Agreement is personal to the Employee and to the Company and shall not be assigned by either party without the other’s written consent.
     12. Further Assurances. Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.
     13. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.
     14. Governing Law. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.
     15. Entire Agreement; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, oral or written, with respect to any consulting arrangement between the Company and Employee. No change or modification of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought. No presumption shall be construed against the party drafting this Agreement.
     16. Employee’s Representations. Employee represents and warrants that:
          (a) he is free to enter into this Agreement and to perform each of the terms and covenants contained herein;
          (b) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof;

     17. Option to Convert Arrangement. The Company may, upon 30 days written notice to Employee, convert his employment hereunder to a consulting arrangement subject to all of the other terms set forth herein; provided that, under any stock option or restricted stock or restricted stock unit award granted to Employee on or before the effective date of the conversion, Employee’s services as an independent contractor following the conversion shall count for purposes of vesting and the conversion shall not be considered as a severance of the employment relationship between the Company and Employee for purposes of the stock option, restricted stock and restricted stock unit awards granted to the Employee until Employee’s services as a consultant are terminated. The Company shall not affect such a conversion if the conversion would result in a material increase in the income taxes applicable to the salary paid to Employee hereunder.
     18. Waiver. The failure of any party to insist, in any one or more instances, upon strict performance of any one or more of the provisions, terms and conditions of this Agreement, or to exercise any right or rights hereunder shall not be construed as a waiver thereof, and any and all such provisions, terms, conditions and rights shall continue and remain in full force and effect.
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     IN WITNESS WHEREOF, the parties have caused this Agreement as of the date first written above.

PATTERSON-UTI ENERGY, INC.
By:	/s/ John E. Vollmer III
John E. Vollmer III
Senior Vice President.

EMPLOYEE
/s/ A. Glenn Patterson
A. Glenn Patterson